Exhibit 10.5

P E R F O R M A N C E S H A R E U N I T
A W A R D A G R E E M E N T

Non-transferable

G R A N T T O

___________________________________
(“Grantee”)

by Lowe’s Companies, Inc. (the “Company”) of

___________________________________

(the “Performance Share Units”)

pursuant to and subject to the provisions of the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).

Unless terminated or paid earlier in accordance with the Plan or Section 4 of the Terms and Conditions, the Performance Share Units will be earned and become vested and payable to the Grantee in the form of shares of the Company’s common stock, $0.50 par value, after the third anniversary of the Date of Grant based on achievement of the Performance Objectives applicable to the Performance Share Units.

IN WITNESS WHEREOF, Lowe’s Companies, Inc., acting by and through its duly authorized officer, has caused this Agreement to be executed as of the Date of Grant.

LOWE’S COMPANIES, Inc.

By:

Date of Grant:

Accepted by Grantee:

TERMS AND CONDITIONS

1.
Grant of Performance Share Units. The Company hereby grants Performance Share Units (the “Performance Share Units”), subject to the terms and conditions set forth in the Plan and in this Agreement. The actual number of Performance Share Units earned by the Grantee shall be based on the Company’s achievement of the Performance Objectives as described in Sections 2 and 3 for the three fiscal year period beginning ____ and ending ____ (the “Performance Period”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.	Performance Objectives for Performance Share Units. The Performance Objectives for the Performance Share Units shall be:

(a)	the Company’s Average Return on Non-Cash Average Assets (“RONCAA”) for the Performance Period; and

(b)
the total shareholder return (“TSR”) with respect to the Company’s Common Stock for the Performance Period relative to the median TSR of the companies comprising the S&P 500 Index at the beginning of the Performance Period.

“Average RONCAA” for the Performance Period means the amount determined by dividing the sum of the RONCAA for each fiscal year in the Performance Period by three (3).

“RONCAA” for a fiscal year is determined by dividing:

(a)	the Company’s earnings before interest and taxes for such fiscal year, by

(b)	the average of the Company’s non-cash assets as of the beginning and as of the end of such fiscal year.

For this purpose, non-cash assets means total assets less cash, cash equivalents and short term investments.

“TSR” shall be determined by assuming the reinvestment of all dividends as of the ex-dividend date and using the twenty trading day average closing price preceding the beginning and ending of the Performance Period.

The Committee shall have the authority to make equitable adjustments to the Performance Objectives where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the Date of Grant, (iii) to account for unusual or non-recurring transactions that were not anticipated at the Date of Grant, or (iv) to reflect other unusual, non-recurring or unexpected items similar in nature to the foregoing as determined in good faith by the Committee. All such adjustments shall be made in a consistent manner and in accordance with the objectives of the Plan.

3.	Determination of Number of Performance Share Units Earned. The number of Performance Share Units earned for the Performance Period shall be determined in two steps.

(a)	First, the number of Performance Share Units earned based on the Company’s Average RONCAA for the Performance Period (the “RONCAA PSUs”) shall be determined in accordance with the following table:

Average RONCAA	% of Performance Share Units Earned
__% or higher	__%
__%	__%
__%	__%
Less than __%	__%

The percentage of RONCAA Performance Share Units earned for Average RONCAA between __% and __% or between __% and __% shall be determined by linear interpolation.

(b)	Second, the number of RONCAA PSUs will be multiplied by the TSR modifier shown in the following table with the result being the Performance Share Units earned for the Performance Period:

Company’s TSR Percentage Difference from the Median TSR of the S&P 500 Index	TSR Modifier
> +__%	__x
__%	__x
< -__%	__x

The number of Performance Shares Units earned for performance between discrete points in either of the tables in (a) or (b) above shall be determined by linear interpolation.

4.	Distribution of Common Stock for Performance Share Units Earned.

(a)
Distribution Following Expiration of Performance Period. Unless otherwise sooner forfeited in accordance with Section 4(b) or distributed in accordance with Section 4(d), on or within 60 days after ________, ____ (the “Distribution Date”), the Company shall distribute to the Grantee one share of Common Stock for each whole Performance Share Unit earned by the Grantee in accordance with Sections 2 and 3.

(b)
Termination of Employment Prior to Distribution Date. The Grantee shall forfeit all of Grantee’s right, title and interest in and to the Performance Share Units in the event Grantee’s employment with the Company terminates before the Distribution Date for any reason other than death, Disability or Retirement.

(c)
Termination Due to Death, Disability or Retirement. In the event the Grantee’s employment with the Company terminates prior to the Distribution Date due to death, Disability or Retirement, the Performance Share Units shall remain outstanding and shall be earned in accordance with Sections 2 and 3 and shares of Common Stock for each whole Performance Share earned shall be distributed on or within 60 days after the Distribution Date in accordance with Section 4(a). The definition of “Retirement” for purposes of this Agreement shall have the following meaning and not the meaning assigned to such term in the Plan: The voluntary termination of employment with the approval of the Board at least six (6) months after the Date of Grant and on or after the date Grantee has attained age fifty-five (55) and Grantee’s age plus years of service equal or exceed seventy (70); provided that, Grantee has given the Board at least ten (10) days advance notice of such Retirement and Grantee has executed and not revoked a Release of Claims provided to Grantee by the Company upon receipt of Grantee’s notice.

(d)
Change in Control Prior to Distribution Date. In the event a change in control of the Company (as defined in Section 409A of the Internal Revenue Code) occurs before the Distribution Date, the Performance Share Units shall be earned in accordance with Sections 2 and 3 based on the achievement of the Performance Objectives through the end of the fiscal year quarter ending immediately prior to such change in control. Shares of Common Stock for each whole Performance Share Unit earned shall be distributed to the Grantee as soon as administratively practicable, but in no event later than 30 days following such change in control.

5.
No Stockholder Rights. The Performance Share Units shall not entitle the Grantee to any voting, dividend or other rights as a stockholder of the Company until shares of Common Stock are distributed to Grantee in accordance with Section 4.

6.
Competing Activity. If Grantee engages in any Competing Activity during Grantee’s employment with the Company or a Subsidiary within two years after the termination of Grantee’s employment with the Company or its Subsidiaries for any reason, (a) Grantee shall forfeit all of Grantee’s right, title and interest in and to any Performance Share Units as of the time of the Grantee’s engaging in such Competing Activity and such Performance Share Units shall revert to the Company immediately following such event of forfeiture, and (b) Grantee shall remit, upon demand by the Company, the “Repayment Amount” with respect to any shares of Common Stock that were granted to Grantee as payment of Performance Share Units under the terms of the Plan. The “Repayment Amount” is the aggregate Fair Market Value of the Common Stock underlying the Performance Share Units at the time of delivery to Grantee. The Repayment Amount shall be payable in cash (which shall include a certified check or bank check), by the tender of shares of Common Stock or by a combination of cash and Common Stock; provided that, regardless of the Fair Market Value of such shares at the time of tender, the tender of the shares shall satisfy the obligation to pay the Repayment Amount for the same number of shares of Common Stock delivered to the Company.

For purposes of this Agreement, Grantee will be deemed to be engaged in a “Competing Activity” if Grantee, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, in a Competing Enterprise, or engages in, as an independent contractor or otherwise, a Competing Enterprise for himself or on behalf of another person or entity. A “Competing Enterprise” is any business engaged in any market which is a part of the Home Environment Business as described below (i) with total annual sales or revenues of at least five hundred million dollars ($500 million USD) and (ii) with retail locations or distribution facilities in a US State or the District of Columbia or which engages in providing goods and/or services within the Home Environment Business to customers in the United States through electronic means (internet, mobile application, etc.), including but not limited to the following entities:  The

Home Depot, Inc.; Sears Holdings, Inc.; Menard, Inc.; Amazon.com; Best Buy, Inc.; Ace Hardware Corp.; Tractor Supply Co.; Lumber Liquidators Holdings, Inc.; Wayfair.com; Jet.com; and True Value Company.
The Company and its affiliated entities comprise an international, omni-channel provider of goods and services for building, expanding, enhancing, customizing, maintaining, innovating, connecting, and outfitting consumers’ living spaces (“Home Environment Business”).  The Company operates retail locations and support facilities and offers products and services to consumers in all 50 states and the District of Columbia.  The Company’s Home Environment Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization.  Grantee recognizes and acknowledges that the Company has a legitimate business interest in maintaining its competitive position in a dynamic industry and that restricting Grantee for a reasonable period from performing work for, providing services to, or owning more than a 5% interest in an enterprise which engages in business activities which are in competition with the Company is reasonable and appropriate.  Grantee further acknowledges that the Company’s business would likely be damaged by Grantee’s engaging in competitive work activity during the non-competition period detailed above.  Grantee agrees that in Grantee’s position with the Company, Grantee was provided access to or helped develop business information proprietary to the Company and that Grantee would inevitably disclose or otherwise utilize such information if Grantee were to work for, provide services to, or own a substantial interest in a Competing Activity during the non-competition period.
Nothing contained in this Section 6 shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or a Subsidiary may possess as a result of Grantee’s misconduct or direct or indirect involvement with a business competing with the business of the Company or a Subsidiary.

7.
No Solicitation. Grantee agrees that for a period of 2 years following the Grantee’s Termination Date, Grantee will not interfere directly or indirectly with any of the Company’s relationships with its existing or potential employees, suppliers, customers, or developers.

8.
Injunctive Relief. Grantee agrees that the provisions herein are important to and of material consideration to the Company and that the Company considers that monetary damages alone are an inadequate remedy to the Company for any breach of the provisions hereof. Grantee further stipulates that, upon any material breach by Grantee of the provisions herein the Company shall be entitled to injunctive relief against Grantee from a court having personal jurisdiction of Employee. This section shall not be deemed to limit the legal and equitable remedies available to the Company or to limit the nature and extent of any claim by the Company for damages caused by Grantee for breach of this Agreement.

9.
No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Subsidiary.

10.	Payment of Taxes.

(a)
The Company will automatically withhold a number of shares of Common Stock or Units (as the case may be) having a fair market value equal to an amount up to the maximum statutory rate to satisfy federal, state, local and foreign taxes (including

Grantee’s FICA obligation), unless Grantee notifies the Company thirty (30) days prior to the date such withholding is required that he or she will satisfy his or her tax withholding obligations in cash.

(b)
If Grantee chooses to satisfy his or her tax withholding obligations in cash and complies with the above notification requirement, Grantee will, no later than the date as of which any amount related to the Performance Share Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.

The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

11.
Amendment. The Committee may amend or terminate this Agreement without the consent of Grantee; provided, however, that such amendment or termination shall not, without Grantee’s consent, reduce or diminish the value of this award.

12.
Plan Controls. The terms contained in the Plan, including without limitation the antidilution adjustment provisions, are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

13.	Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

14.
Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15.
Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, NC 28117
Attn: Stock Plan Administration

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

16.
Governing Law and Venue. This Agreement shall be governed by the laws of the State of North Carolina other than its choice of laws provisions to the extent that such provisions would require or permit the application of the laws of a state other than North Carolina.

Each of the Parties to this Agreement consents to submit to the personal jurisdiction and venue of the North Carolina Superior Court in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of the North Carolina Superior Court by motion or request for leave from any such court. Each of the Parties further waives any right to seek change of venue from the North Carolina Superior Court due to inconvenient forum or other similar justification and will pay to the other Parties the costs associated with responding to or otherwise opposing any motion or request for such relief.